Exhibit 5.1

555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Tel: +1.202.637.2200 Fax: +1.202.637.2201
www.lw.com

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T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Re: Post-Effective Amendment No. 1 to Form S-8;

176,000 shares of common stock, $0.00001 par value per share

Ladies and Gentlemen:

We have acted as special counsel to T-Mobile US, Inc., a Delaware corporation (the “Company”), in connection with (i) the preparation, execution and delivery of, and the consummation of the transactions contemplated by, the Agreement and Plan of Merger, dated November 9, 2017, by and among a wholly owned subsidiary of the Company, Layer3 TV, Inc. (“Layer3”) and certain other parties named therein (the “Merger Agreement”) pursuant to which Layer3 would become a wholly owned subsidiary of the Company; and (ii) pursuant to the transactions contemplated by the Merger Agreement, the issuance of up to 176,000 shares of the Company’s common stock, $0.00001 par value per share (the “Shares”), as a result of the Company assuming outstanding (a) options and restricted shares of Layer3 under the Layer3 TV, Inc. 2013 Stock Plan (the “Layer3 Plan”) and (b) restricted shares established by stock restriction agreements between Layer3 and certain employees (each a “Stock Restriction Agreement” and together with the Layer3 Plan, the “Plans”).

The Shares are authorized for issuance under the Plans assumed by the Company pursuant to the transactions contemplated by the Merger Agreement and will be issued as a portion of the shares registered on a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 4, 2013. Accordingly, the Post-Effective Amendment No. 1 to the Registration Statement (the “Post-Effective Amendment”) filed with the Commission on January 22, 2018 adds the Plans to the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Post-Effective Amendment or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to any other laws.

January 22, 2018

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holders and have been issued by the Company for legal consideration (not less than par value) in the circumstances contemplated by the Merger Agreement, Post-Effective Amendment and Plans, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Post-Effective Amendment and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP